Eastman Announces Fourth-Quarter and Full-Year 2013 Financial Results

KINGSPORT, Tenn., Jan. 30, 2014 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core or non-recurring items, of $1.35 per diluted share for fourth quarter 2013 versus $1.19 per diluted share for fourth quarter 2012. Reported earnings were $2.22 per diluted share in fourth quarter 2013 and a loss of $0.35 per diluted share in fourth quarter 2012. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

"Our outstanding results in 2013 represent the fourth consecutive year of strong earnings growth for Eastman," said Mark Costa, CEO. "This high level of performance continues to be driven by our market-leading businesses, balanced deployment of our solid cash flow, and the significant actions we have taken to improve our portfolio." See the second paragraph under “Outlook” for the items excluded from annual earnings comparisons.

(in millions, except per share amounts)	4Q13	4Q12	FY13	FY12
Sales revenue	$2,265	$2,169	$9,350	$8,102
Pro forma combined sales revenue*	$2,265	$2,169	$9,350	$9,120
Earnings (loss) per diluted share from continuing operations	$2.22	($0.35)	$7.44	$2.92
Earnings per diluted share from continuing operations excluding non-core or non-recurring items**	$1.35	$1.19	$6.44	$5.38
Net cash provided by operating activities	$503	$440	$1,297	$1,128
*Assumes Solutia acquisition had been completed January 1, 2012. See Table of Contents and Table 2 in the accompanying financial tables.
**For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate 4Q 2013 versus 4Q 2012

Sales revenue for fourth quarter 2013 was $2.3 billion, a 4 percent increase compared with fourth quarter 2012 due primarily to higher sales volume in the Additives & Functional Products, Advanced Materials, and Fibers segments.

Operating earnings in fourth quarter 2013 were $562 million compared to a loss of $44 million in fourth quarter 2012. Excluding the non-core or non-recurring items described in Tables 3 and 4, fourth-quarter 2013 operating earnings were $329 million compared to $326 million in fourth quarter 2012. Operating results included the “Other” operating losses detailed in Table 3.

Segment Results 4Q 2013 versus 4Q 2012

Additives & Functional Products - Sales revenue increased primarily due to higher sales volume of solvents product lines attributed to strengthened demand in both the durable goods and building and construction markets, supported by capacity additions at the Longview, Texas facility. Higher sales revenue was also the result of higher sales volume for Crystex® insoluble sulfur, particularly in Asia Pacific, as well as cellulosic polymers, both attributed to strengthened demand in the transportation market. Fourth-quarter 2013 sales revenue included revenue from sales of certain products sold primarily into the tires market which were previously reported in the Adhesives & Plasticizers segment. Excluding fourth-quarter 2012 non-core or non-recurring items, operating earnings increased to $92 million in fourth quarter 2013 compared to $89 million in fourth quarter 2012 primarily due to higher sales volume more than offsetting higher raw material and energy costs, particularly for propane.
Adhesives & Plasticizers - Sales revenue declined primarily due to lower selling prices for adhesives resins product lines and lower plasticizers sales volume. Lower selling prices for adhesives resins product lines were primarily due to increased competitive pressure resulting from greater industry supply attributed to increased availability of key raw materials and additional competitor capacity. Lower plasticizers sales volume was primarily due to seasonally lower volume in fourth quarter 2013 compared with higher volume in fourth quarter 2012 attributed to the timing of substitution of phthalate plasticizers with non-phthalate plasticizers. Fourth-quarter 2012 sales revenue included revenue from sales of certain products sold primarily into the tires market which are now reported in the Additives & Functional Products segment. Excluding non-core or non-recurring items in fourth quarter 2012, operating earnings declined to $33 million in fourth quarter 2013 compared with $52 million in fourth quarter 2012 primarily due to lower selling prices and higher raw material and energy costs.
Advanced Materials - Sales revenue increased primarily due to higher sales volume of Eastman Tritan™ copolyester, and higher sales volume of other copolyesters sold into the packaging market. Excluding non-core or non-recurring items in both periods, operating earnings increased to $45 million in fourth quarter 2013 compared to $29 million in fourth quarter 2012. The increase was primarily due to improved capacity utilization which led to lower unit costs, attributed to increased demand for specialty plastics products, especially for Eastman Tritan™ copolyester, and efforts in fourth quarter 2012 to reduce inventory in specialty plastics and interlayers product lines.

Fibers - Sales revenue increased primarily due to sales of acetate flake to the new China acetate tow joint venture and higher selling prices for acetate tow in response to higher raw material and energy costs. Excluding non-core or non-recurring items in fourth quarter 2012, operating earnings increased to $119 million in fourth quarter 2013 compared with $93 million in fourth quarter 2012 primarily due to higher selling prices partially offset by higher raw material and energy costs, and higher sales volume.

Specialty Fluids & Intermediates - Sales revenue increased slightly due to higher sales volume for olefin-based intermediates products sold primarily in North America more than offsetting lower specialty fluids sales volume due to the timing of customer project completions. Excluding non-core or non-recurring items in fourth quarter 2012, operating earnings decreased to $61 million in fourth quarter 2013 from $93 million in fourth quarter 2012. The decrease was primarily due to higher raw material and energy costs, particularly for propane, more than offsetting higher sales volume for olefin-based intermediates products.

Corporate FY 2013 versus FY 2012

Sales revenue for full year 2013 was $9.4 billion, a 15 percent increase compared with full year 2012. Pro forma combined sales revenue increased 3 percent due to higher sales volume.

Operating earnings for full year 2013 were $1.9 billion compared to $800 million for 2012. Excluding non-core or non-recurring items described in Tables 3 and 4, operating earnings were $1.6 billion for full year 2013 and $1.3 billion for full year 2012. Pro forma combined operating earnings, excluding the non-core or non-recurring items described in Table 3, were $1.6 billion for full year 2013 compared with $1.5 billion for full year 2012. Pro forma combined operating earnings increased primarily due to higher sales volume and lower raw material and energy costs. Operating results included the “Other” operating losses detailed in Table 3.

Segment Results FY 2013 versus FY 2012

Additives & Functional Products - Full year 2012 included six months sales revenue and operating earnings from the acquired Solutia rubber additives product lines. The pro forma combined sales revenue increase was primarily due to higher sales volume of solvents product lines attributed to strengthened coatings demand in the building and construction market supported by capacity additions at the Longview, Texas facility. Higher sales revenue was also the result of higher sales volume for Crystex® insoluble sulfur, particularly in Asia Pacific, and for cellulosic polymers, both attributed to increased demand in the transportation market. Full-year 2013 sales revenue included revenue from sales of certain products sold primarily into the tires market which were previously reported in the Adhesives & Plasticizers segment. Excluding non-core or non-recurring items in both periods, pro forma combined operating earnings increased to $406 million in full year 2013 compared to $395 million in full year 2012. The increase was primarily due to higher sales volume more than offsetting lower operating margins for anti-degradants rubber additives products attributed to competitive conditions in a relatively weak tire market, and higher costs of growth initiatives for existing businesses.

Adhesives & Plasticizers - Sales revenue declined primarily due to lower selling prices for both adhesives resins and plasticizers product lines and lower sales volume of adhesives resins product lines. Lower adhesives resins selling prices were attributed primarily to increased competitive pressure due to greater industry supply attributed to increased availability of key raw materials and additional competitor capacity. Lower selling prices for plasticizers were primarily attributed to competitive pressures resulting from continued weakened demand in Asia Pacific and Europe. Lower sales volume of adhesives resins product lines was primarily attributed to weakened demand in certain end-markets including tapes, labels, and packaging, and customer inventory destocking occurring mainly in the first half of 2013, partially offset by continued substitution of phthalate plasticizers with non-phthalate plasticizers. Full-year 2012 sales revenue included revenue from sales of certain products sold primarily into the tires market which are now reported in the Additives & Functional Products segment. Excluding non-core or non-recurring items in both periods, operating earnings decreased to $173 million in full year 2013 compared to $263 million in full year 2012. The decrease is primarily due to lower selling prices, lower adhesives resins sales volume, and higher raw material and energy costs.

Advanced Materials - Full year 2012 included six months sales revenue and operating earnings from the acquired Solutia interlayers and performance films product lines. Pro forma combined sales revenue increased primarily due to higher sales volume for Eastman Tritan™ copolyester and interlayers with acoustic properties. Excluding non-core or non-recurring items in both periods, pro forma combined operating earnings increased to $260 million in full year 2013 compared to $210 million in full year 2012. The increase in operating earnings was primarily due to improved capacity utilization which led to lower unit costs, attributed to increased demand for specialty plastics products, especially for Eastman Tritan™ copolyester, and a favorable shift in product mix due to increased demand for Eastman Tritan™ copolyester, V-Kool® brand window films, and interlayers with acoustic properties.

Fibers - Sales revenue increased primarily due to higher selling prices in response to higher raw material and energy costs, particularly for wood pulp, sales of acetate flake to the new China acetate tow joint venture, and higher acetate yarn sales volume. Excluding non-core or non-recurring items in 2012, operating earnings increased to $462 million in full year 2013 compared to $388 million in full year 2012 due primarily to higher selling prices more than offsetting higher raw material and energy costs.

Specialty Fluids & Intermediates - Full year 2012 included six months sales revenue and operating earnings from the acquired Solutia specialty fluids product lines. Pro forma combined sales revenue increased slightly as higher sales volume for olefin-based intermediates products sold primarily into Asia Pacific and higher selling prices of specialty fluids products more than offset lower selling prices for olefin-based intermediates products and lower sales volume of specialty fluids products due to timing of customer project completions. Excluding non-core or non-recurring items in both periods, pro forma combined operating earnings increased to $364 million in full year 2013 compared to $359 million in full year 2012. The increase was primarily due to lower raw material and energy costs, particularly for propane, and higher sales volume of olefin-based intermediates products, more than offsetting lower selling prices, primarily for olefin-based intermediates products, and lower specialty fluids sales volume.

Provision for Income Taxes

Excluding the tax impact of non-core or non-recurring items, the fourth-quarter 2013 effective tax rate was 26 percent compared to 34 percent for fourth quarter 2012. The fourth-quarter 2013 effective tax rate reflects the positive impacts of integrating the Eastman and Solutia tax structures and a favorable foreign tax audit settlement. Excluding the tax impact of non-core or non-recurring items, the full-year 2013 effective tax rate was 28 percent compared to 33 percent for full year 2012. The full-year 2013 effective tax rate reflects the positive impacts of integrating the Eastman and Solutia tax structures and enactment of the American Taxpayer Relief Act of 2012 in first quarter, adjustments to the tax provision to reflect the finalization of the Federal income tax return in third quarter, and a favorable foreign tax audit settlement in fourth quarter.

Cash Flow

Eastman generated $1.3 billion in cash from operating activities in 2013. The company generated free cash flow, defined as cash from operating activities minus capital expenditures and dividends, of $674 million in 2013. In addition, during 2013 the company repaid the $950 million balance of the Solutia acquisition term loan using a combination of available cash and lower-cost borrowings. See Table 5A for reconciliation of cash provided by operating activities to free cash flow.

Outlook

Commenting on the outlook for full year 2014, Costa said: “We enter 2014 well positioned to benefit from specific actions we are taking across the company to increase earnings as well as balanced deployment of continued strong cash generation. We also face challenges, including increasing raw material and energy costs, particularly for propane, and continued economic uncertainty. Given the strength of our differentiated portfolio of businesses, we currently expect 2014 earnings per share to be between $6.70 and $7.00.”  Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the company’s Annual Reports on Form 10-K for 2012 and 2011.

Eastman will host a conference call with industry analysts on January 31 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0944, passcode number 1703055. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, January 31, to 11:00 a.m. ET, February 10, at 888-203-1112 or 719-457-0820, passcode 1703055.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic conditions; raw material and energy costs; non-core or non-recurring costs, charges, income, and gains; company and segment earnings; and cash flow for full year 2014. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2013 available, and the Form 10-K to be filed for 2013 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.
###

Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
January 30, 2014

For Eastman Chemical Company Fourth Quarter and Full Year 2013 Financial Results Release

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  In total, 14.7 million shares of Eastman common stock were issued in the transaction.  The fair value of total consideration transferred was $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia's debt at fair value of $1.5 billion. Beginning with third quarter 2012, the Company's consolidated results of operations include results of the acquired Solutia businesses. Sales revenue and operating earnings of Solutia businesses are included in both second half 2013 and second half 2012. In order to provide the most meaningful comparison of results, included in Tables 2B, 2D, 2F, and 3B are twelve months results on a "pro forma combined" basis, assuming the acquisition of Solutia had been completed January 1, 2012. For selected pro forma combined segment information, see the Company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012 and Tables 2 and 3.

Table 1 – Statements of Earnings (Loss)

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts; unaudited)	2013	2012	2013	2012
Sales	$2,265	$2,169	$9,350	$8,102
Cost of sales (1)	1,471	1,844	6,574	6,340
Gross profit	794	325	2,776	1,762
Selling, general and administrative expenses (1)	135	224	645	644
Research and development expenses (1)	45	62	193	198
Asset impairments and restructuring charges, net	52	83	76	120
Operating earnings (loss)	562	(44)	1,862	800
Net interest expense	43	48	180	143
Other charges (income), net	1	(6)	3	8
Earnings (loss) from continuing operations before income taxes	518	(86)	1,679	649
Provision (benefit) for income taxes from continuing operations	169	(34)	507	206
Earnings (loss) from continuing operations	349	(52)	1,172	443
Gain from disposal of discontinued operations, net of tax	—	—	—	1
Net earnings (loss)	349	(52)	1,172	444
Less: net income attributable to noncontrolling interest	3	2	7	7
Net earnings (loss) attributable to Eastman	$346	$(54)	$1,165	$437
Amounts attributable to Eastman stockholders:
Earnings (loss) from continuing operations, net of tax	$346	$(54)	$1,165	$436
Gain from discontinued operations, net of tax	—	—	—	1
Net earnings (loss) attributable to Eastman stockholders	$346	$(54)	$1,165	$437
Basic earnings (loss) per share attributable to Eastman
Earnings (loss) from continuing operations	$2.26	$(0.35)	$7.57	$2.99
Earnings from discontinued operations	—	—	—	0.01
Basic earnings (loss) per share attributable to Eastman	$2.26	$(0.35)	$7.57	$3.00
Diluted earnings (loss) per share attributable to Eastman
Earnings (loss) from continuing operations	$2.22	$(0.35)	$7.44	$2.92
Earnings from discontinued operations	—	—	—	0.01
Diluted earnings (loss) per share attributable to Eastman	$2.22	$(0.35)	$7.44	$2.93

Shares (in millions) outstanding at end of period	152.5	153.9	152.5	153.9
Shares (in millions) used for earnings per share calculation
Basic	153.2	153.6	154.0	145.5
Diluted	155.6	153.6	156.5	149.1

(1)
Fourth quarter and twelve months 2013 included mark-to-market ("MTM") pension and other postretirement benefit plans net gains of $297 million and $383 million, respectively. Included in twelve months 2013 was a third quarter MTM gain of $86 million due to the interim remeasurement of the other postretirement benefit plan obligation. Fourth quarter and twelve months 2012 included MTM pension and other postretirement benefit plans net loss of $276 million in both periods.

Table 2A – Segment Sales Information

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Segment
Additives & Functional Products	$425	$384	$1,719	$1,332
Adhesives & Plasticizers	321	338	1,326	1,432
Advanced Materials	557	528	2,349	1,694
Fibers	369	325	1,441	1,315
Specialty Fluids & Intermediates	593	590	2,497	2,318
Total Sales by Segment	2,265	2,165	9,332	8,091
Other	—	4	18	11
Total Eastman Chemical Company	$2,265	$2,169	$9,350	$8,102

Table 2B – Segment Sales Information (Eastman and Solutia Pro Forma Combined)

	Twelve Months
(Dollars in millions, unaudited)	2013	2012
Sales by Segment
Additives & Functional Products	$1,719	$1,613
Adhesives & Plasticizers	1,326	1,432
Advanced Materials	2,349	2,254
Fibers	1,441	1,315
Specialty Fluids & Intermediates	2,497	2,473
Total Sales by Segment	9,332	9,087
Other	18	33
Total Eastman Chemical Company	$9,350	$9,120

Table 2C – Sales Revenue Change

	Fourth Quarter 2013 Compared to Fourth Quarter 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	11%	12%	(1)%	—%
Adhesives & Plasticizers	(5)%	(2)%	(3)%	—%
Advanced Materials	5%	6%	(1)%	—%
Fibers	14%	7%	7%	—%
Specialty Fluids & Intermediates	1%	2%	(1)%	—%

Total Eastman Chemical Company	4%	4%	—%	—%

	Twelve Months 2013 Compared to Twelve Months 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	29%	29%	—%	—%
Adhesives & Plasticizers	(7)%	(5)%	(2)%	—%
Advanced Materials	39%	39%	—%	—%
Fibers	10%	4%	6%	—%
Specialty Fluids & Intermediates	8%	9%	(1)%	—%

Total Eastman Chemical Company	15%	15%	—%	—%

Table 2D – Sales Revenue Change (Eastman and Solutia Pro Forma Combined)

	Twelve Months 2013 Compared to Twelve Months 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	7%	8%	(1)%	—%
Adhesives & Plasticizers	(7)%	(5)%	(2)%	—%
Advanced Materials	4%	5%	(1)%	—%
Fibers	10%	4%	6%	—%
Specialty Fluids & Intermediates	1%	2%	(1)%	—%

Total Eastman Chemical Company	3%	3%	—%	—%

Table 2E – Sales by Region

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Sales by Region
United States and Canada	$1,019	$969	$4,290	$3,995
Asia Pacific	649	618	2,584	2,088
Europe, Middle East, and Africa	472	462	1,975	1,605
Latin America	125	120	501	414
Total Eastman Chemical Company	$2,265	$2,169	$9,350	$8,102

Table 2F – Sales by Region (Eastman and Solutia Pro Forma Combined)

	Twelve Months
(Dollars in millions, unaudited)	2013	2012
Sales by Region
United States and Canada	$4,290	$4,264
Asia Pacific	2,584	2,396
Europe, Middle East, and Africa	1,975	1,968
Latin America	501	492
Total Eastman Chemical Company	$9,350	$9,120

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Operating Earnings (Loss) by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$92	$70	$405	$285
Additional costs of acquired Solutia inventories (1)	—	2	—	21
Asset impairments and restructuring charges, net (2)(3)(4)(5)(6)	—	17	1	17
Excluding non-core or non-recurring items	92	89	406	323
Adhesives & Plasticizers
Operating earnings	33	49	172	260
Asset impairments and restructuring charges (2)(4)	—	3	1	3
Excluding non-core or non-recurring item	33	52	173	263
Advanced Materials
Operating earnings	41	(2)	257	84
Additional costs of acquired Solutia inventories (1)	—	2	—	41
Asset impairments and restructuring charges, net (2)(3)(4)(5)(7)	4	29	3	29
Excluding non-core or non-recurring items	45	29	260	154
Fibers
Operating earnings	119	90	462	385
Asset impairments and restructuring charges, net (4)	—	3	—	3
Excluding non-core or non-recurring item	119	93	462	388
Specialty Fluids & Intermediates
Operating earnings	61	84	363	288
Additional costs of acquired Solutia inventories (1)	—	—	—	17
Asset impairments and restructuring charges (2)(4)(5)	—	9	1	9
Excluding non-core or non-recurring items	61	93	364	314
Total Operating Earnings by Segment
Operating earnings	346	291	1,659	1,302
Additional costs of acquired Solutia inventories	—	4	—	79
Asset impairments and restructuring charges, net	4	61	6	61
Excluding non-core or non-recurring items	$350	$356	$1,665	$1,442

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in 2012 resulting in an increase in cost of sales, net of the LIFO impact for these inventories in fourth quarter and twelve months 2012.

(2)
Included in 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily for severance.

(3)
Included in 2013 earnings is a reduction in previous charges for the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

(4)
Included in fourth quarter and twelve months 2012 were asset impairments and restructuring charges of $3 million, $3 million, $5 million, $3 million, and $6 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, Fibers, and Specialty Fluids & Intermediates segments, respectively, primarily related to discontinuance of a project to modify existing utility assets in order to meet requirements of recently enacted environmental regulations controlling air emissions from boilers.

(5)
Included in fourth quarter and twelve months 2012 were asset impairments and restructuring charges of $8 million, $24 million, and $3 million in the Additives & Functional Products, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, for the fourth quarter termination of an operating agreement at the acquired Solutia manufacturing facility in Sao Jose Dos Campos, Brazil and related manufacturing facility closure costs.

(6)	Included in fourth quarter and twelve months 2012 earnings are asset impairments and restructuring charges of $6 million related to the closure of a production facility in China.

(7)
Included in fourth quarter and twelve months 2013 are asset impairments of $4 million for the fourth quarter decision to terminate efforts to develop a continuous resin process in Kuantan, Malaysia and Antwerp, Belgium.

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (continued)

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Total Operating Earnings by Segment
Operating earnings	$346	$291	$1,659	$1,302
Additional costs of acquired Solutia inventories	—	4	—	79
Asset impairments and restructuring charges, net	4	61	6	61
Excluding non-core or non-recurring items	350	356	1,665	1,442
Other (1)
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments (2)	(59)	(48)	(132)	(132)
Pension and other postretirement benefit plans income (expense) and gain (loss) not allocated to operating segments	301	(276)	394	(294)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(26)	(11)	(59)	(76)
Operating earnings (loss) before non-core or non-recurring items	216	(335)	203	(502)
Transaction and integration costs related to the acquisition of Solutia	12	7	36	44
Mark-to-market pension and other postretirement benefit plans (gains) loss, net (3)	(297)	276	(383)	276
Asset impairments and restructuring charges (4)(5)(6)(7)	48	22	70	59
Operating loss excluding non-core or non-recurring items	(21)	(30)	(74)	(123)
Total Eastman Chemical Company
Total operating earnings (loss)	562	(44)	1,862	800
Additional costs of acquired Solutia inventories	—	4	—	79
Transaction and integration costs related to the acquisition of Solutia	12	7	36	44
Mark-to-market pension and other postretirement benefit plans (gains) loss, net	(297)	276	(383)	276
Asset impairments and restructuring charges, net	52	83	76	120
Total operating earnings excluding non-core or non-recurring items	$329	$326	$1,591	$1,319

(1)
Research and development, certain components of pension and other postretirement benefit plans, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM growth initiative and Photovoltaics product line. See footnotes 4 and 5 to this table for more information.

(3)
Fourth quarter and twelve months 2013 and 2012 MTM gains or loss, net, for pension and other postretirement benefit plans actuarial adjustments. MTM gains, net, in twelve months 2013 included an $86 million gain for the third quarter 2013 interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits.

(4)
Included in fourth quarter and twelve months 2013 are asset impairment and restructuring charges of approximately $30 million for management's decision not to pursue its Perennial WoodTM growth initiative. Fourth quarter and twelve months 2012 included restructuring charges of $17 million for inventory costs in excess of recoverable value of certain Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties.

(5)	Included in twelve months 2013 earnings are asset impairments and restructuring charges of $14 million primarily for the shut-down of the Photovoltaics product line primarily in Germany.

(6)
Included in fourth quarter and twelve months 2013 earnings are restructuring charges of $15 million and $23 million, respectively, primarily for severance associated with the continued integration of Solutia. Fourth quarter and twelve months 2012 included restructuring charges of $4 million and $32 million, respectively, primarily for severance related to the acquisition and integration of Solutia.

(7)
Included in fourth quarter and twelve months 2012 were asset impairments and restructuring charges of $1 million and $4 million, respectively, for termination of the research and development activities of a site acquired in 2011. Twelve months 2012 also included a charge of $6 million for the impairment of land retained from the terminated Beaumont, Texas industrial gasification project.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined)

	Twelve Months
(Dollars in millions, unaudited)	2013	2012
Operating Earnings (Loss) by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$405	$357
Additional costs of acquired Solutia inventories (1)	—	21
Asset impairments and restructuring charges, net (2)(3)(4)(5)(6)	1	17
Excluding non-core or non-recurring items	406	395
Adhesives & Plasticizers
Operating earnings	172	260
Asset impairments and restructuring charges (2)(4)	1	3
Excluding non-core or non-recurring item	173	263
Advanced Materials
Operating earnings	257	135
Additional costs of acquired Solutia inventories (1)	—	41
Asset impairments and restructuring charges, net (2)(3)(4)(5)(7)(8)	3	34
Excluding non-core or non-recurring items	260	210
Fibers
Operating earnings	462	385
Asset impairments and restructuring charges (4)	—	3
Excluding non-core or non-recurring item	462	388
Specialty Fluids & Intermediates
Operating earnings	363	333
Additional costs of acquired Solutia inventories (1)	—	17
Asset impairments and restructuring charges (2)(4)(5)	1	9
Excluding non-core or non-recurring items	364	359
Total Operating Earnings by Segment
Operating earnings	1,659	1,470
Additional costs of acquired Solutia inventories	—	79
Asset impairments and restructuring charges, net	6	66
Excluding non-core or non-recurring items	$1,665	$1,615

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in 2012 resulting in an increase in cost of sales, net of the LIFO impact for these inventories in 2012.

(2)
Included in 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily for severance.

(3)
Included in 2013 earnings is a reduction in previous charges for the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

(4)
Included in 2012 were asset impairments and restructuring charges of $3 million, $3 million, $5 million, $3 million, and $6 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, Fibers, and Specialty Fluids & Intermediates segments, respectively, primarily related to discontinuance of a project to modify existing utility assets in order to meet requirements of recently enacted environmental regulations controlling air emissions from boilers.

(5)
Included in 2012 were asset impairments and restructuring charges of $8 million, $24 million, and $3 million in the Additives & Functional Products, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, for the fourth quarter termination of an operating agreement at the acquired Solutia manufacturing facility in Sao Jose Dos Campos, Brazil and related manufacturing facility closure costs.

(6)	Included in 2012 earnings are asset impairments and restructuring charges of $6 million related to the closure of a production facility in China.

(7)	Acquisition-related expenses of $5 million in 2012, respectively, for Solutia's Southwall Technologies Inc. acquisition.

(8)	Included in 2013 are asset impairments of $4 million for the fourth quarter decision to terminate efforts to develop a continuous resin process in Kuantan, Malaysia and Antwerp, Belgium.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined) (continued)

	Twelve Months
(Dollars in millions, unaudited)	2013	2012
Total Operating Earnings by Segment
Operating earnings	$1,659	$1,470
Additional costs of acquired Solutia inventories	—	79
Asset impairments and restructuring charges, net	6	66
Excluding non-core or non-recurring items	1,665	1,615
Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (2)	(132)	(135)
Pension and other postretirement benefit plans income (expense) and gain (loss) not allocated to operating segments	394	(294)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(59)	(101)
Operating earnings (loss) before non-core or non-recurring items	203	(530)
Transaction and integration costs related to the acquisition of Solutia	36	69
Mark-to-market pension and other postretirement benefit plans (gains) loss, net (3)	(383)	276
Asset impairments and restructuring charges (4)(5)(6)(7)	70	59
Operating loss excluding non-core or non-recurring items	(74)	(126)
Total Eastman Chemical Company
Total operating earnings	1,862	940
Additional costs of acquired Solutia inventories	—	79
Transaction and integration costs related to the acquisition of Solutia	36	69
Mark-to-market pension and other postretirement benefit plans (gains) loss, net	(383)	276
Asset impairments and restructuring charges, net	76	125
Total operating earnings excluding non-core or non-recurring items	$1,591	$1,489

(1)
Research and development, certain components of pension and other postretirement benefit plans, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM growth initiative and Photovoltaics product line. See footnotes 4 and 5 to this table for more information.

(3)
Included in 2013 and 2012 are MTM gains and loss, net, for pension and other postretirement benefit plans actuarial adjustments. MTM gains, net, in twelve months 2013 included an $86 million gain for the third quarter 2013 interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits.

(4)
Included in 2013 are asset impairment and restructuring charges of approximately $30 million for management's decision not to pursue its Perennial WoodTM growth initiative. Included in 2012 are restructuring charges of $17 million for inventory costs in excess of recoverable value of certain Perennial WoodTM product lines and to accrue for losses on take-or-pay contracts with third parties.

(5)	Included in 2013 earnings are asset impairments and restructuring charges of $14 million primarily for the shut-down of the Photovoltaics product line, primarily in Germany.

(6)
Included in 2013 earnings are restructuring charges of $23 million primarily for severance associated with the continued integration of Solutia. Included in 2012 were restructuring charges of $32 million primarily for severance related to the acquisition and integration of Solutia.

(7)
Included in 2012 were asset impairments and restructuring charges of $4 million for termination of the research and development activities of a site acquired in 2011. Included in 2012 was a charge of $6 million for the impairment of land retained from the terminated Beaumont, Texas industrial gasification project.

Table 4 – Operating Earnings (Loss), Earnings (Loss), and Earnings (Loss) Per Share from Continuing Operations Non-GAAP Reconciliations

	Fourth Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$562	$518	$346	$2.22
Non-Core or Non-Recurring Items:
Solutia integration costs (2)	12	12	7	0.05
Mark-to-market pension and other postretirement benefit plans (gains) loss, net (3)	(297)	(297)	(180)	(1.15)
Asset impairments and restructuring charges, net (4)	52	52	37	0.23
Excluding non-core or non-recurring items	$329	$285	$210	$1.35

	Fourth Quarter 2012
	Operating Earnings (Loss)	Earnings (Loss) from Continuing Operations Before Tax	Earnings (Loss) from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$(44)	$(86)	$(54)	$(0.35)
Non-Core or Non-Recurring Items:
Additional costs of acquired Solutia inventories (5)	4	4	3	0.02
Solutia transaction and integration costs (2)	7	7	4	0.03
Mark-to-market pension and other postretirement benefit plans loss (gains), net (3)	276	276	178	1.14
Asset impairments and restructuring charges, net (4)	83	83	56	0.35
Excluding non-core or non-recurring items (6)	$326	$284	$187	$1.19

(1)
Excluding the tax impact of non-core or non-recurring items, the fourth quarter 2013 effective tax rate was 26 percent compared to 34 percent for fourth quarter 2012.  The fourth-quarter 2013 effective tax rate reflects the positive impacts of integrating the Eastman and Solutia tax structures and a $14 million benefit for a favorable foreign tax audit settlement.

(2)	Included in selling, general, and administrative expenses.

(3)	MTM gains and loss for pension and other postretirement benefit plans.

(4)	See Table 3A for description of asset impairments and restructuring charges, net.

(5)	As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales.

(6)	Earnings per share calculated using diluted shares of 157.1 million.

Table 4 – Operating Earnings (Loss), Earnings (Loss), and Earnings (Loss) Per Share from Continuing Operations Non-GAAP Reconciliations (continued)

	Twelve Months 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,862	$1,679	$1,165	$7.44
Non-Core or Non-Recurring Items:
Solutia integration costs (2)	36	36	23	0.15
Mark-to-market pension and other postretirement benefit plans (gains) loss, net (3)	(383)	(383)	(233)	(1.49)
Asset impairments and restructuring charges, net (4)	76	76	53	0.34
Excluding non-core or non-recurring items	$1,591	$1,408	$1,008	$6.44

	Twelve Months 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$800	$649	$436	$2.92
Non-Core or Non-Recurring Items:
Additional costs of acquired Solutia inventories (5)	79	79	56	0.37
Solutia transaction, integration, and financing costs (6)	44	76	52	0.35
Mark-to-market pension and other postretirement benefit plans loss (gains), net (3)	276	276	178	1.20
Asset impairments and restructuring charges, net (4)	120	120	80	0.54
Excluding non-core or non-recurring items	$1,319	$1,200	$802	$5.38

(1)
Excluding the tax impact of the non-core or non-recurring items, the full year 2013 effective tax rate was 28 percent compared to 33 percent for full year 2012.  The full year 2013 effective tax rate reflects the positive impacts of integrating the Eastman and Solutia tax structures, a $10 million benefit previously disclosed for enactment of the American Taxpayer Relief Act of 2012 in first quarter, a $14 million benefit for adjustments to the tax provision to reflect the finalization of the Federal income tax return in third quarter, and a $14 million benefit for a favorable foreign tax audit settlement in fourth quarter.

(2)	Included in selling, general, and administrative expenses.

(3)
MTM gains and loss for pension and other postretirement benefit plans. MTM gains, net, in twelve months 2013 included an $86 million gain for the third quarter 2013 interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits.

(4)	See Table 3A for description of asset impairments and restructuring charges, net.

(5)	As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales.

(6)
Transaction and integration costs of $44 million in selling, general and administrative expenses, financing costs of $9 million in net interest expense, and $23 million in other charges (income), net, related to the acquisition of Solutia.

Table 5 – Statements of Cash Flows

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Cash flows from operating activities
Net earnings including noncontrolling interest	$349	$(52)	$1,172	$444
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	107	108	433	360
Asset impairment charges	22	37	28	46
Provision (benefit) for deferred income taxes	199	(15)	317	48
Mark-to-market pension and other postretirement benefit plans (gains) loss, net	(297)	247	(383)	247
Pension and other postretirement contributions (in excess of) less than expenses	(29)	(12)	(149)	(97)
Variable compensation (in excess of) less than expenses	52	31	82	26
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	81	111	(38)	48
(Increase) decrease in inventories	8	8	(6)	38
Increase (decrease) in trade payables	65	(3)	(2)	10
Other items, net	(54)	(20)	(157)	(42)
Net cash provided by operating activities	503	440	1,297	1,128
Cash flows from investing activities
Additions to properties and equipment	(171)	(168)	(483)	(465)
Proceeds from redemption of short-term time deposits	—	—	—	200
Proceeds from sale of assets and investments	25	—	31	7
Acquisitions and investments in joint ventures, net of cash acquired	—	(1)	—	(2,669)
Additions to capitalized software	(3)	(1)	(5)	(5)
Other items, net	—	3	—	(30)
Net cash used in investing activities	(149)	(167)	(457)	(2,962)
Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	125	—	425	(1)
Proceeds from borrowings	—	—	150	3,511
Repayment of borrowings	(300)	(200)	(1,105)	(1,866)
Dividends paid to stockholders	(46)	(85)	(140)	(192)
Treasury stock purchases	(125)	—	(238)	—
Dividends paid to noncontrolling interests	—	—	(10)	(4)
Proceeds from stock option exercises and other items, net	4	24	59	56
Net cash provided by (used in) financing activities	(342)	(261)	(859)	1,504
Effect of exchange rate changes on cash and cash equivalents	3	—	7	2
Net change in cash and cash equivalents	15	12	(12)	(328)
Cash and cash equivalents at beginning of period	222	237	249	577
Cash and cash equivalents at end of period	$237	$249	$237	$249

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Fourth Quarter		Twelve Months
(Dollars in millions, unaudited)	2013	2012	2013	2012
Net cash provided by operating activities	$503	$440	$1,297	$1,128
Additions to properties and equipment	(171)	(168)	(483)	(465)
Dividends paid to stockholders	(46)	(85)	(140)	(192)
Free Cash Flow	$286	$187	$674	$471

Table 6 – Selected Balance Sheet Items

	December 31,	December 31,
(Dollars in millions, unaudited)	2013	2012

Cash and cash equivalents	$237	$249
Short-term Borrowings	—	4
Long-term Borrowings	4,254	4,779
Total Eastman Stockholders' Equity	3,796	2,943